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                                                                     EXHIBIT 5.1


                               [MW&E LETTERHEAD]




                                                      July 24, 1997


USA Waste Services, Inc.
First City Tower
1001 Fannin, Suite 4000
Houston, Texas 77002


     Re:  Registration Statement on Form S-4
          ----------------------------------


Ladies and Gentlemen:

     This opinion is furnished to you in connection with the above-referenced registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of up to an aggregate of 54,750,000 shares of Common Stock, (the "Common Stock"), par value $.01 per share, of USA Waste Services, Inc., a Delaware corporation ("USA Waste").

     We have acted as counsel to USA Waste in connection with the issuance of the shares of Common Stock pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of April 13, 1997, by and among USA Waste, Riviera Acquisition Corporation and United Waste Systems, Inc.

     In arriving at the opinion expressed below, we have examined the Registration Statement, the Merger Agreement, the Restated Certificate of Incorporation of USA Waste, as amended, the Bylaws of USA Waste and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of USA Waste as to factual
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USA Waste Services, Inc.
July 24, 1997
Page 2


matters, and on originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of USA Waste and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued pursuant to the Merger Agreement are duly authorized and, when issued in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the references to our firm under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                 Very truly yours,


                                                 /s/ McDERMOTT, WILL & EMERY